Exhibit 99.1

Targa Resources Partners LP and Targa Resources Corp. Report
Second Quarter 2011 Financial Results

HOUSTON – August 8, 2011 - Targa Resources Partners LP (NYSE: NGLS) ("Targa Resources Partners" or the "Partnership") and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) today reported second quarter 2011 results. Second quarter 2011 net income attributable to Targa Resources Partners was $55.2 million compared to $16.7 million for the second quarter of 2010. The income per diluted limited partner unit was $0.55 in the second quarter of 2011 compared to $0.23 for the second quarter of 2010.  Net income for the second quarters of 2011 and 2010 included non-cash losses of $3.8 million and $8.2 million related to derivative instruments, respectively. The Partnership’s second quarter of 2010 also included $9.9 million in affiliate and allocated interest expense for periods prior to the acquisitions of TRC businesses by the Partnership. The Partnership reported Adjusted EBITDA of $129.8 million for the second quarter of 2011 compared to $93.9 million for the second quarter of 2010.

The Partnership’s distributable cash flow for the second quarter 2011 of $90.0 million corresponds to distribution coverage of approximately 1.6 times the $57.3 million in total distributions to be paid on August 12, 2011 (see the section of this release entitled “Targa Resources Partners - Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, gross margin, operating margin and distributable cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).

“We are very pleased with the strong performance across all of our businesses that is reflected in this quarter’s operating and financial results,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa Resources Corp. “These results are driven by execution of our growth projects and by continuing favorable industry dynamics. The growth in liquids-rich natural gas production supports our advantaged gathering and processing operations, the growing NGL supply profile augments our fee-based downstream business, and investment opportunities are rich in both areas. We see this environment of favorable industry dynamics continuing over the near to medium term.”

On July 11, 2011, the Partnership announced a cash distribution for the second quarter 2011 of 57¢ per common unit, or $2.28 per unit on an annualized basis, representing an increase of approximately 8% over the annualized distribution paid with respect to the second quarter 2010. The cash distribution will be paid on August 12, 2011 on all outstanding common units to holders of record as of the close of business on July 21, 2011.  The total distribution to be paid is $57.3 million, with $41.7 million to the Partnership’s third-party limited partners, and $15.6 million to TRC for its ownership of common units, incentive distribution rights (“IDRs”) and its 2% general partner interest in the Partnership.

Targa Resources Partners - Capitalization, Liquidity and Financing Update

Total funded debt at the Partnership as of June 30, 2011 was $1,176.5 million including $198.0 million outstanding under the Partnership’s $1.1 billion senior secured revolving credit facility, $209.1 million of 8¼% senior unsecured notes due 2016, $72.7 million of 11¼% senior unsecured notes due 2017, $250.0 million of 7⅞% senior unsecured notes due 2018, $483.6 million of 6⅞% senior unsecured notes due 2021 and $36.9 million of unamortized discounts.

At June 30, 2011, after giving effect to $86.3 million in outstanding letters of credit, the Partnership had available revolver capacity of $815.7 million,  and had $73.1 million of cash resulting in total liquidity of $888.8 million.

The Partnership estimates that its total capital expenditures for 2011 will be approximately $370.0 million gross and $335.0 million net of non-controlling interest share and reimbursements. The Partnership also estimates that approximately 20% of the $335.0 million net capital expenditures will be for maintenance.

Targa Resources Corp.  - Second Quarter 2011 Financial Results

Targa Resources Corp., the parent of Targa Resources Partners, today reported its second quarter 2011 results. The Company, which at June 30, 2011 owned a 2% general partner interest (held through its 100% ownership interest in the general partner of the Partnership), all of the IDRs and 11,645,659 common units of the Partnership, presents its results consolidated with those of the Partnership.

Net income attributable to Targa Resources Corp. was $10.5 million for the second quarter 2011, compared with a net loss of $11.6 million for the second quarter 2010.

Total second quarter 2011 distributions to be paid on August 12, 2011 by the Partnership to the Company will total $15.6 million with $6.6 million, $1.2 million and $7.8 million paid with respect to common units, general partner interests and IDRs, respectively.

On July 11, 2011, the Company announced a quarterly dividend of $0.29 per share of its common stock for the three months ended June 30, 2011, or $1.16 per share on an annualized basis, representing an approximately 6% increase over the annualized rate paid with respect to the first quarter of 2011.

The Company’s distributable cash flow for the second quarter 2011 of $12.7 million corresponds to dividend coverage of 1.03 times the $12.3 million in total declared dividends for the quarter (see the section of this release entitled “Targa Resources Corp. - Non-GAAP Financial Measures” for a discussion of distributable cash flow and reconciliations of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP). Dividends will be paid on August 16, 2011 to holders of record as of the close of business on July 21, 2011.

Targa Resources Corp. – Capitalization, Liquidity and Financing Update

Total funded debt of the Company as of June 30, 2011, excluding debt of the Partnership, was $89.3 million. The Company also has access to the full amount of its $75.0 million senior secured revolving credit facility due 2014.

The Company’s cash balance, excluding cash held at the Partnership and its subsidiaries, was $81.6 million as of June 30, 2011, resulting in total liquidity of $156.6 million.

Conference Call

Targa Resources Partners and Targa Resources Corp. will host a joint conference call for investors and analysts at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) on August 8, 2011 to discuss second quarter 2011 financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership's and the Company’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 83581564. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor's section of the Partnership's and the Company’s website. Telephone replay access numbers are 855-859-2056 or 404-537-3406 with pass code 83581564 and will remain available, along with the Webcast, until August 22, 2011.

Targa Resources Partners - Consolidated Financial Results of Operation

With the closing of the acquisitions of the Permian Business, Coastal Straddles, Versado and VESCO in 2010 and in accordance with the accounting treatment for entities under common control, the results of operations of the Partnership include the historical results of the Permian Business, Coastal Straddles, Versado and VESCO for all periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In millions except per unit data)
Revenues	$1,725.4	$1,237.6	$3,339.9	$2,721.4
Product purchases	1,477.2	1,057.8	2,877.8	2,355.7
Gross margin	248.2	179.8	462.1	365.7
Operating expenses	71.6	62.0	137.6	124.2
Operating margin	176.6	117.8	324.5	241.5
Depreciation and amortization expense	44.5	43.0	87.2	85.0
General and administrative expense	33.2	28.2	64.9	53.2
Income from operations	98.9	46.6	172.4	103.3
Interest expense, net	(27.2)	(27.6)	(54.6)	(58.6)
Equity in earnings of unconsolidated investment	1.3	2.4	3.0	2.7
Gain (loss) on mark-to-market derivative instruments	(3.2)	2.4	(3.2)	27.8
Other	0.1	-	(0.1)	-
Income tax expense	(1.9)	(0.9)	(3.7)	(2.4)
Net income (loss)	68.0	22.9	113.8	72.8
Less: Net income attributable to noncontrolling interest	12.8	6.2	20.7	13.5
Net income (loss) attributable to Targa Resources Partners LP	$55.2	$16.7	$93.1	$59.3

Net income attributable to predecessor operations	$-	$(3.1)	$-	$27.0
Net income (loss) attributable to general partner	8.9	3.9	16.5	7.0
Net income attributable to limited partners	46.3	15.9	76.6	25.3
Net income attributable to Targa Resources Partners LP	$55.2	$16.7	$93.1	$59.3

Basic and diluted net income per limited partner unit	$0.55	$0.23	$0.92	$0.37

Financial data:
Adjusted EBITDA (1)	$129.8	$93.9	$237.2	$191.4
Distributable cash flow (2)	90.0	68.0	164.1	144.4
_______
(1)	Gross margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”
(2)	Operating margin is a non-GAAP financial margin and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”
(3)
Adjusted EBITDA is net income before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. This is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”

(4)
Distributable cash flow is net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses (gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs). This is a non-GAAP financial measure and is discussed under “Targa Resources Partners – Non-GAAP Financial Measures.”

Targa Resources Partners - Review of Consolidated Second Quarter Results

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

Consolidated revenues (including the impacts of hedging) increased due to higher net impact of realized commodity prices ($365.1 million), higher NGL and natural gas sales volumes ($97.0 million) and higher fee-based and other revenues ($26.6 million) including a contract settlement ($7.5 million) related to a restructured multi-year propane exchange agreement which may result in the receipt of future payments over the remaining term of the contract, partially offset by lower condensate sales volumes ($0.9 million).

Consolidated operating margin increased $58.8 million, reflecting higher gross margin partially offset by increased operating expenses. The increase in consolidated gross margin reflects higher revenues ($487.8 million) partially offset by increases in product purchase costs ($419.4 million). The increase in consolidated operating expenses of $9.6 million primarily reflects increased compensation and benefits, maintenance and fuel, utilities and catalyst costs. See “Targa Resources Partners – Review of Segment Performance” for additional information regarding changes in the components of operating margin on a disaggregated basis.

The increase in depreciation and amortization expenses of $1.5 million is primarily driven by the impact of depreciation expense related to new assets placed in service since the second quarter of 2010.

General and administrative expenses increased $5.0 million reflecting higher allocations of increased compensation and benefits.

Interest expense decreased by $0.4 million. This is attributable to an increase of interest expense on third party debt of $9.5 million offset by a decrease of $9.9 million on affiliate and allocated interest expense. There was no interest expense related to affiliate or allocated debt in 2011 as these balances were retired as part of the Permian, VESCO and Versado drop-down transactions in 2010.

Mark-to-market gains decreased $5.6 million, moving from a gain of $2.4 million to a loss of $3.2 million.  The gain in 2010 is attributable to the accounting treatment of commodity derivatives related to the Permian and Versado acquisitions during 2010. Under common control accounting, these derivatives did not qualify for hedge accounting treatment for predecessor periods prior to the Partnership’s acquisition of the assets. Therefore, changes in fair value for these instruments were recorded in earnings. These derivative instruments were designated as hedges as of the date of these acquisitions, and therefore changes in value subsequent to those dates are recorded in other comprehensive income until the underlying transactions settle. The Partnership did not have mark-to-market gains on these derivatives during 2011, and will not have future mark-to-market gains or losses unless the hedges are de-designated. The loss in 2011 is attributable to interest rate swaps that did not qualify for hedge accounting as of February 11, 2011.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Consolidated revenues (including the impacts of hedging) increased due to the net impact of higher realized commodity prices on NGL’s and condensate ($444.4 million), higher NGL and natural gas sales volumes ($206.2 million) and higher fee-based and other revenues ($36.8 million) including a contract settlement ($7.5 million) related to a restructured multi-year propane exchange agreement which may result in the receipt of future payments over the remaining term of the contract, partially offset by lower realized pricing on natural gas ($60.9 million) and lower condensate sales volumes ($8.0 million).

Consolidated operating margin increased $83.0 million, reflecting higher gross margin partially offset by increased operating expenses. The increase in consolidated gross margin reflects higher revenues ($618.5 million) partially offset by increases in product purchase costs ($522.1 million). The increase in consolidated operating expenses of $13.4 million primarily reflects increased compensation and benefits, maintenance and fuel, utilities and catalyst costs. See “Targa Resources Partners – Review of Segment Performance” for additional information regarding changes in the components of operating margin on a disaggregated basis.

The increase in depreciation and amortization expenses of $2.2 million is primarily driven by the impact of depreciation expense related to new assets placed in service since the second quarter of 2010.

General and administrative expenses increased $11.7 million reflecting higher allocations of increased compensation and benefits.

Interest expense decreased by $4.0 million attributable to $21.5 million increase in interest expense on third party debt offset by $25.5 million decrease on affiliate and allocated interest expense. There was no interest expense related to affiliate or allocated debt in 2011 as these balances were retired as part of the Versado, VESCO and Permian drop-down transactions in 2010.

Mark-to-market gains decreased $31.0 million, moving from a gain of $27.8 million to a loss of $3.2 million.  The gain in 2010 is attributable to the accounting treatment of commodity derivatives related to the Permian and Versado acquisitions during 2010. Under common control accounting, these derivatives did not qualify for hedge accounting treatment for predecessor periods prior to the Partnership’s acquisition of the assets. Therefore, changes in fair value for these instruments were recorded in earnings. These derivative instruments were designated as hedges as of the date of these acquisitions, and therefore changes in value subsequent to those dates are recorded in other comprehensive income until the underlying transactions settle. The Partnership did not have mark-to-market gains on these derivatives during 2011, and will not have future mark-to-market gains or losses unless the hedges are de-designated. The loss in 2011 is attributable to interest rate swaps that did not qualify for hedge accounting as of February 11, 2011.

Targa Resources Partners - Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. For a discussion of operating margin, see “Targa Resources Partners—Non-GAAP Financial Measures—Operating Margin.”Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales for the period and the denominator is the number of calendar days for the period.

The Partnership reports its operations in two divisions: (i) Natural Gas Gathering and Processing, consisting of two reportable segments – (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments – (a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

Field Gathering and Processing Segment

The Field Gathering and Processing segment gathers and processes natural gas from the Permian Basin in West Texas and Southeast New Mexico, and the Fort Worth Basin, including the Barnett Shale, in North Texas. The segment’s processing plants include nine owned and operated facilities.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in millions except price data)
Gross margin	$109.1	$83.1	$197.0	$173.1
Operating expenses	28.9	23.7	55.7	45.6
Operating margin	$80.2	$59.4	$141.3	$127.5

Operating statistics:
Plant natural gas inlet, MMcf/d (1),(2)
Permian	132.2	129.0	127.5	126.8
SAOU	108.5	97.6	107.8	94.6
North Texas System	196.8	175.0	190.7	174.5
Versado	174.1	184.1	166.3	185.2
	611.7	585.7	592.4	581.1

Gross NGL production, MBbl/d
Permian	15.2	14.6	14.9	14.4
SAOU	17.1	15.2	16.8	14.7
North Texas System	22.8	20.2	21.9	20.0
Versado	19.4	20.7	18.4	20.9
	74.6	70.8	72.0	70.0

Natural gas sales, BBtu/d (2),(3)	284.4	263.6	273.8	258.6
NGL sales, MBbl/d (3)	59.9	56.7	58.2	55.9
Condensate sales, MBbl/d (3)	3.4	3.4	2.8	2.9

Average realized prices (4):
Natural gas, $/MMBtu	4.05	3.76	3.94	4.45
NGL, $/gal	1.25	0.87	1.18	0.93
Condensate, $/Bbl	98.13	73.81	95.27	74.76
_______
(1)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(2)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(3)
Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the applicable period and the denominator is the number of calendar days during the applicable period.

(4)	Average realized prices exclude the impact of hedging activities.

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

The $26.0 million increase in gross margin for 2011 was primarily due to higher commodity sales prices ($101.9 million), higher natural gas and NGL sales volumes ($18.0 million) and higher fee based and other revenues ($0.3 million), partially offset by higher product purchases ($94.1 million). The increase in plant inlet volumes was largely attributable to new well connects throughout the Partnership’s systems, particularly North Texas and SAOU, partially offset by production declines at the Partnership’s Versado system.

The $5.2 million increase in operating expenses was primarily due to higher fuel, utilities and catalysts expenses ($1.2 million), higher system maintenance expenses ($1.1 million), higher compensation and benefit costs ($2.0 million) and higher contract and professional service expenses ($1.0 million).

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The $23.9 million increase in gross margin for 2011 was primarily due to higher NGL and condensate sales prices ($122.2 million), higher natural gas and NGL volumes ($28.3 million) and  higher fee based and other revenues ($1.3 million), partially offset by higher product purchases ($100.8 million), lower natural gas sales prices ($25.4 million), and lower condensate sales volumes ($1.6 million). The increase in plant inlet volumes was largely attributable to new well connects throughout the Partnership’s systems, particularly North Texas and SAOU, partially offset by the impact of severe cold weather in the first quarter of 2011 and operational outages combined with production declines at the Partnership’s Versado system.

The $10.1 million increase in operating expenses was primarily due to higher fuel, utilities and catalysts expenses ($2.8 million), higher system maintenance expenses ($2.5 million) driven by severe cold weather and operational outages in the first quarter of 2011, higher compensation and benefit costs ($2.8 million) and higher contract and professional service expenses ($2.0 million).

Coastal Gathering and Processing Segment

The Coastal Gathering and Processing segment assets are located in the onshore and near offshore region of the Louisiana Gulf Coast and the Gulf of Mexico. With the strategic location of the Partnership’s assets in Louisiana, it has access to the Henry Hub, the largest natural gas hub in the U.S., and a substantial NGL distribution system with access to markets throughout Louisiana and the Southeast U.S.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in millions except price data)
Gross margin	$57.1	$34.6	$103.6	$72.0
Operating expenses	11.4	10.9	21.6	20.8
Operating margin	$45.7	$23.7	$82.0	$51.2

Operating statistics:
Plant natural gas inlet, MMcf/d (1),(2),(3)
LOU	164.6	195.4	168.8	204.3
Coastal Straddles	923.0	1,126.5	933.2	1,130.8
VESCO	504.3	435.2	491.9	421.0
	1,591.9	1,757.2	1,593.9	1,756.1

Gross NGL production, MBbl/d
LOU	6.5	7.2	6.7	7.6
Coastal Straddles	18.0	21.3	17.6	20.7
VESCO	27.0	22.7	26.3	22.0
	51.5	51.2	50.6	50.3

Natural gas sales, Bbtu/d (3),(4)	270.7	310.3	262.5	312.1
NGL sales, MBbl/d (4)	43.8	46.4	43.7	44.9
Condensate sales, MBbl/d (4)	0.3	0.4	0.3	0.8

Average realized prices (5):
Natural gas, $/MMBtu	4.35	4.25	4.25	4.76
NGL, $/gal	1.34	0.98	1.27	1.03
Condensate, $/Bbl	109.05	84.73	100.51	79.33
_______
(1)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(2)	The majority of the Coastal Straddles plant volumes are gathered on third-party offshore pipeline systems and delivered to the plant inlets.
(3)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(4)
Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the applicable period and the denominator is the number of calendar days during the applicable period.

(5)	Average realized prices exclude the impact of hedging activities

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

The $22.5 million increase in gross margin for 2011 is primarily due to an increase in commodity sales prices ($62.5 million) and an increase in fee-based and other revenues ($0.7 million), partially offset by an increase in product purchases ($14.5 million) and a decrease in commodity sales volumes ($26.2 million). The decrease in plant inlet volumes was largely attributable to a decline in traditional wellhead and leaner offshore supply volumes. The impact of the decrease in plant inlet was offset by incrementally adding volumes at facilities with higher recovery levels.

Natural gas sales volumes decreased due to lower demand from the Partnership’s industrial customers and lower sales to other reportable segments for resale.

Operating expenses were flat.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The $31.6 million increase in gross margin for 2011 is primarily due to an increase in NGL and condensate sales prices ($80.9 million), an increase in fee-based and other revenues ($2.3 million) and a decrease in product purchases ($31.7 million), partially offset by a decrease in natural gas sales prices ($23.9 million) and a decrease in commodity sales volumes ($59.4 million). The decrease in plant inlet volumes was largely attributable to a decline in traditional wellhead and leaner offshore supply volumes. The impact of the decrease in plant inlet was offset by incrementally adding volumes at facilities with higher recovery levels. Natural gas sales volumes decreased due to lower demand from the Partnership’s industrial customers and lower sales to other reportable segments for resale.

Operating expenses were flat.

Logistics Assets Segment

The Logistics Assets segment is involved in transporting, storing and fractionating mixed NGLs; storing, terminaling and transporting finished NGLs; and storing and terminaling crude oil and refined petroleum products. The Partnership’s logistics assets are generally connected to, and supplied in part by, its Natural Gas Gathering and Processing segments and are predominantly located at Mont Belvieu, Texas and Southwestern Louisiana. This segment also includes the activities associated with the recent acquisition of the Channelview Refined Products and Crude Terminal Facility located on the Houston Ship Channel.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in millions)
Gross margin	$57.8	$40.8	$100.1	$78.5
Operating expenses	24.4	22.8	44.4	49.2
Operating margin	$33.4	$18.0	$55.7	$29.3

Operating statistics (1):
Fractionation volumes, MBbl/d	279.7	228.4	244.7	219.0
Treating volumes, MBbl/d	27.8	21.8	19.1	14.7
_______
(1)
Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the applicable period and the denominator is the number of calendar days during the applicable period.

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

The $17.0 million increase in gross margin primarily reflects higher terminaling and storage revenue ($6.4 million) and increased fractionation volumes ($9.4 million).  Terminaling and storage revenue is primarily due to increased supply services to petrochemical customers at the Partnership’s Mont Belvieu terminal, higher LPG exports at the Partnership’s Galena Park terminal, and a full quarter of operations of the recently acquired Channelview Terminal.  The start-up and operation of the 78 MBbl/d expansion at the Cedar Bayou facility in the second quarter of 2011 resulted in higher throughput and increased gross margin.

The $1.6 million increase in operating expenses was primarily due to higher natural gas price for fuel to fractionators ($3.2 million), and higher costs associated with fractionation maintenance ($0.6 million), higher compensation and benefit costs ($1.4 million), contractor and professional services ($1.0 million), offset by a more favorable system product volume gain which was valued at higher 2011 NGL prices ($5.1 million).

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The $21.6 million increase in gross margin reflects higher terminaling and storage revenue ($11.3 million) and increased fractionation volumes ($8.2 million). Terminaling and storage revenue is primarily due to increased supply services to petrochemical customers at the Partnership’s Mont Belvieu terminal, higher LPG exports at the Partnership’s Galena Park terminal, and a full quarter of operations in the second quarter of the recently acquired Channelview Terminal.  The start-up and operation of the 78 MBbl/d expansion at the Cedar Bayou facility in the second quarter of 2011 resulted in higher throughput and increased gross margin.

The $4.8 million decrease in operating expenses was primarily due to a more favorable system product volume gain which was valued at higher 2011 NGL prices ($7.7 million), offset by higher natural gas price for fuel to fractionators ($2.3 million) and higher compensation and benefit costs ($1.9 million).

Marketing and Distribution Segment

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities.  It includes (1) marketing of the Partnership’s natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to the Partnership from its Natural Gas Gathering and Processing division and the purchase and resale of natural gas in selected United States markets.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in millions except price data)
Gross margin	$41.4	$24.9	$85.9	$55.8
Operating expenses	10.9	10.8	22.8	22.0
Operating margin	$30.5	$14.1	$63.1	$33.8

Operating statistics (1):
Natural gas sales, BBtu/d	857.5	668.3	761.4	639.0
NGL sales, MBbl/d	265.0	234.8	268.7	240.6
Natural gas, $/MMBtu	4.28	4.10	4.19	4.64
NGL realized price, $/gal	1.35	1.03	1.31	1.11
     _______
(1)
Segment operating statistics include the effect of intersegment sales, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the applicable period and the denominator is the number of calendar days during the applicable period.

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

The $16.5 million increase in gross margin was due to higher NGL volumes ($118.6 million) and natural gas volumes ($70.7 million), higher NGL prices ($326.2 million), higher natural gas prices ($13.8 million) and higher fee-based and other revenues ($13.1 million), offset by increased product purchases ($525.8 million). Factors contributing to a higher operating margin in 2011 included increased export sales and the positive impact of a contract settlement ($7.5 million) related to a multi-year propane exchange agreement.  The contract, as restructured, may result in the receipt of future payments over the remaining term of the contract.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

The $30.1 million increase in gross margin was due to higher NGL volumes ($238.5 million), higher natural gas volumes ($102.8 million), higher NGL prices ($400.7 million) and higher fee-based and other revenues ($14.4 million), offset by lower natural gas prices ($62.2 million), and increased product purchases ($664.1 million). Factors contributing to a higher operating margin in 2011 included increased West Coast propane sales, increased export sales and the positive impact of a contract settlement ($7.5 million) related to a multi-year propane exchange agreement.  The contract, as restructured, may result in the receipt of future payments over the remaining term of the contract.

Other

Other contains the financial effects of the Partnership’s commodity hedging program on profitability.  The primary purpose of the Partnership’s commodity risk management activities is to hedge its exposure to commodity price risk and reduce fluctuations in its operating cash flow despite fluctuations in commodity prices. The Partnership has hedged the commodity price associated with a portion of its expected natural gas, NGL and condensate equity volumes by entering into derivative financial instruments. As such, these hedge positions will enhance margins in periods of falling prices and decrease margins in periods of rising prices.

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

For the three months ended June 30, 2011, the Partnership’s cash flow hedging program decreased gross margin by $13.2 million compared to an increase of $2.7 million for the same period during 2010, reflecting higher commodity prices on forward-selling hedge contracts.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

For the six months ended June 30, 2011, the Partnership’s cash flow hedging program decreased gross margin by $17.6 million compared to $0.3 million for the same period during 2010, reflecting higher commodity prices on forward-selling hedge contracts.

About Targa Resources Corp. and Targa Resources Partners

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding incentive distribution rights (“IDRs”) and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products; and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the onshore and near offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Targa Resources Partners – Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures distributable cash flow, Adjusted EBITDA, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow— The Partnership defines distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for losses (gains) on mark-to-market derivative contracts and debt repurchases, less maintenance capital expenditures (net of any reimbursements of project costs). The impact of noncontrolling interests is included in this measure.

Distributable cash flow is a significant performance metric used by the Partnership and by external users of its financial statements, such as investors, commercial banks and research analysts to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the board of directors of the Partnership’s general partner) to the cash distributions it expects to pay its unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind the Partnership’s use of distributable cash flow is to measure the ability of its assets to generate cash flow sufficient to make distributions to its investors.

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Partners LP. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making processes.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)
Reconciliation of net income attributable to Targa
Resources Partners LP to distributable cash flow:
Net income attributable to Targa Resources Partners LP	$55.2	$16.7	$93.1	$59.3
Affiliate and allocated interest expense	-	9.9	-	25.5
Depreciation and amortization expenses	44.5	43.0	87.2	85.0
Deferred income tax expense	1.1	(0.1)	1.5	0.6
Amortization in interest expense	3.8	1.4	5.7	2.6
Risk management activities	3.8	8.2	4.0	(9.0)
Maintenance capital expenditures	(21.6)	(10.2)	(32.6)	(17.1)
Other (1)	3.2	(0.9)	5.2	(2.5)
Distributable cash flow	$90.0	$68.0	$164.1	$144.4
     ______
(1)	Includes reimbursements of certain environmental maintenance capital expenditures by TRC and the non-controlling interest portion of maintenance capital expenditures and depreciation expense.

Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management's use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities or GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net cash provided by operating activities to Targa Resources Partners LP Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)
Reconciliation of net cash provided by
operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$154.1	$58.2	$252.7	$178.6
Net income attributable to noncontrolling interests	(12.8)	(6.2)	(20.7)	(13.5)
Interest expense, net (1)	23.3	16.3	48.9	30.5
Current income tax expense	0.8	1.0	2.2	1.8
Other (2)	(6.1)	2.5	(8.0)	0.2
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	135.7	22.7	64.4	(64.8)
Accounts payable and other liabilities	(165.2)	(0.6)	(102.3)	58.6
Adjusted EBITDA	$129.8	$93.9	$237.2	$191.4
________
(1)
Net of amortization of debt issuance costs, discount and premium included in interest expense of $3.8 million and $5.7 million for the three months and six months ended June 30, 2011; and $1.4 million and $2.6 million for the three and six months ended June 30, 2010. Excludes affiliate and allocated interest expense.

(2)
Includes equity earnings from unconsolidated investments – net of distributions, accretion expenses associated with asset retirement obligations, amortization of stock based compensation and gain (loss) on sale of assets.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)
Reconciliation of net income attributable to
Targa Resources Partners LP to Adjusted EBITDA:
Net income attributable to Targa Resources Partners LP	$55.2	$16.7	$93.1	$59.3
Add:
Interest expense, net (1)	27.2	27.6	54.6	58.6
Income tax expense	1.9	0.9	3.7	2.4
Depreciation and amortization expenses	44.5	43.0	87.2	85.0
Risk management activities	3.8	8.2	4.0	(9.0)
Noncontrolling interests adjustment	(2.8)	(2.5)	(5.4)	(4.9)
Adjusted EBITDA	$129.8	$93.9	$237.2	$191.4
_________
(1)	Includes affiliate and allocated interest expense.

Gross Margin - Gross margin is defined as revenues less purchases. It is impacted by volumes and commodity prices as well as by the Partnership’s contract mix and hedging program. The Partnership defines Natural Gas Gathering and Processing gross margin as total operating revenues from the sales of natural gas and NGLs plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases. Logistics Assets gross margin consists primarily of service fee revenue. Gross margin for Marketing and Distribution equals total revenue from service fees and NGL sales, less cost of sales, which consists primarily of NGL purchases, transportation costs and changes in inventory valuation. The gross margin impact of cash flow settlements from commodity hedging activities are reported in Other.

Operating Margin - Operating margin is an important performance measure of the core profitability of the Partnership’s operations. The Partnership defines operating margin as gross margin less operating expenses. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges.

Gross margin and operating margin are non-GAAP measures. The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross margin and operating margin are not alternatives to GAAP net income, and have important limitations as analytical tools. Investors should not consider gross margin and operating margin in isolation or as substitutes for analysis of the Partnership’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Partnership’s industry, the Partnership’s definition of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Partnership believes that investors benefit from having access to the same financial measures that its management uses in evaluating our operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by the Partnership and by external users of the Partnership’s financial statements, including investors and commercial banks to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of gross margin and operating margin to net income for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In millions)
Reconciliation of gross margin and
operating margin to net income:
Gross margin	$248.2	$179.8	$462.1	$365.7
Operating expenses	(71.6)	(62.0)	(137.6)	(124.2)
Operating margin	176.6	117.8	324.5	241.5
Depreciation and amortization expenses	(44.5)	(43.0)	(87.2)	(85.0)
General and administrative expenses	(33.2)	(28.2)	(64.9)	(53.2)
Interest expense, net	(27.2)	(27.6)	(54.6)	(58.6)
Income tax expense	(1.9)	(0.9)	(3.7)	(2.4)
Other, net (1)	(1.8)	4.8	(0.3)	30.5
Net income	$68.0	$22.9	$113.8	$72.8
________
(1)	Includes gain on mark-to-market derivatives, equity in earnings of unconsolidated investment, insurance claims, and other income (expense).

Targa Resources Corp. - Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure distributable cash flow. Distributable cash flow should not be considered as an alternative to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow— The Company defines distributable cash flow as net income attributable to Targa Resources Corp. excluding the Partnership’s earnings, plus depreciation and amortization of Non-Partnership assets, Non-Partnership deferred taxes, distributions that are attributable to the current period of the Partnership, losses (gains) on derivative contracts and certain pre-IPO tax impacts. Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by the Company to the cash dividends the Company expects to pay its shareholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in the Company’s quarterly dividend rates. Distributable cash flow is also a quantitative standard used throughout the investment community because the share value is generally determined by the share’s yield (which in turn is based on the amount of cash dividends the entity pays to a shareholder).

The economic substance behind the Company’s use of distributable cash flow is to measure the ability of the Company’s assets to generate cash flow sufficient to pay dividends to the Company’s investors.

The GAAP measure most directly comparable to distributable cash flow is net income. Distributable cash flow should not be considered as an alternative to GAAP net income. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool.

Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income and is defined differently by different companies in the Company’s industry, the Company’s definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making process.

The following table presents a reconciliation of net income of Targa Resources Corp. to distributable cash flow for the periods indicated:

	Three Months	Six Months
	Ended	Ended
	June 30, 2011	June 30, 2011
	(in millions)
Reconciliation of net income attributable to
Targa Resources Corp. to Distributable Cash Flow
Net income of Targa Resources Corp.	$63.3	$104.1
Less: Net income of Targa Resources Partners LP	(68.0)	(113.8)
Net income (loss) for TRC Non-Partnership	(4.7)	(9.7)
Plus: TRC Non-Partnership income tax expense	3.4	7.4
Plus: Distributions declared by the Partnership	15.6	30.0
Plus: Non-cash loss (gain) on hedges	(2.3)	(2.9)
Plus: Depreciation - Non-Partnership assets	0.8	1.5
Less: Current cash tax expense for TRC Non-Partnership (1)	(2.6)	(5.5)
Plus: Taxes funded with cash on hand (2)	2.5	5.0
Distributable cash flow	$12.7	$25.8
__________
(1)
Excludes $1.2 million and $2.4 million of non-cash current tax expense arising from amortization of deferred tax assets from drop down gains realized for tax purposes and paid in 2010 for the three and six months ended June 30, 2011.

(2)	Cash from the $88.0 million reserve established at the IPO to fund taxes related to deferred tax gains.

The following table presents an alternative reconciliation of cash distributions declared by Targa Resources Partners LP to distributable cash flow of Targa Resources Corp. for the periods indicated:

	Three Months	Six Months
	Ended	Ended
	June 30, 2011	June 30, 2011
	(in millions)
Targa Resources Corp Distributable Cash Flow
Distributions declared by Targa Resources
Partners LP associated with:
General Partner Interests	$1.2	$2.3
Incentive Distribution Rights	7.8	14.6
Common Units	6.6	13.1
Total distributions declared by Targa Resources Partners LP	15.6	30.0
Income (expenses) of TRC Non-Partnership
General and administrative expenses	(1.9)	(4.8)
Interest expense, net	(0.8)	(1.9)
Current cash tax expense (1)	(2.6)	(5.5)
Taxes funded with cash on hand (2)	2.5	5.0
Other income (expense)	(0.1)	3.0
Distributable cash flow	$12.7	$25.8
_________
(1)
Excludes $1.2 million and $2.4 million of non-cash current tax expense arising from amortization of deferred tax assets from drop down gains realized for tax purposes and paid in 2010 for the three and six months ended June 30, 2011.

(2)	Cash from the $88.0 million reserve established at the IPO to fund taxes related to deferred tax gains.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements." All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership's and the Company's control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to: weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership's and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact investor relations by phone at (713) 584-1133.

Matthew Meloy
Senior Vice President, Chief Financial Officer and Treasurer

Joe Brass
Director, Finance

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED BALANCE SHEETS
(In millions)
	June 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$73.1	$76.3
Trade receivables	495.5	466.1
Inventory	69.8	50.3
Assets from risk management activities	22.5	25.2
Other current assets	20.8	2.9
Total current assets	681.7	620.8
Property, plant and equipment, net	2,573.8	2,495.2
Long-term assets from risk management activities	13.2	18.9
Other assets	59.7	51.5
Total assets	$3,328.4	$3,186.4

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$680.8	$575.6
Liabilities from risk management activities	56.9	34.2
Total current liabilities	737.7	609.8
Long-term debt payable to third parties	1,176.5	1,445.4
Long-term liabilities from risk management activities	44.5	32.8
Other long-term liabilities	53.2	49.3

Owners' equity:
Targa Resources Partners LP owner's equity	1,176.8	919.8
Noncontrolling interests in subsidiaries	139.7	129.3
Total owners' equity	1,316.5	1,049.1
Total liabilities and owners' equity	$3,328.4	$3,186.4

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

REVENUES	$1,725.4	$1,237.6	$3,339.9	$2,721.4
Product purchases	1,477.2	1,057.8	2,877.8	2,355.7
Operating expenses	71.6	62.0	137.6	124.2
Depreciation and amortization expenses	44.5	43.0	87.2	85.0
General and administrative expenses	33.2	28.2	64.9	53.2
Total costs and expenses	1,626.5	1,191.0	3,167.5	2,618.1
INCOME FROM OPERATIONS	98.9	46.6	172.4	103.3
Other income (expense):
Interest expense from affiliate	-	(7.8)	-	(21.3)
Interest expense allocated from Parent	-	(2.1)	-	(4.2)
Other interest expense, net	(27.2)	(17.7)	(54.6)	(33.1)
Equity in earnings of unconsolidated investments	1.3	2.4	3.0	2.7
Gain (loss) on mark-to-market derivative instruments	(3.2)	2.4	(3.2)	27.8
Other income (expense)	0.1	-	(0.1)	-
Income (loss) before income taxes	69.9	23.8	117.5	75.2
Income tax (expense) benefit:	(1.9)	(0.9)	(3.7)	(2.4)
NET INCOME	68.0	22.9	113.8	72.8
Less: Net income attributable to noncontrolling interests	12.8	6.2	20.7	13.5
NET INCOME ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$55.2	$16.7	$93.1	$59.3

Net income (loss) attributable to predecessor operations	$-	$(3.1)	$-	$27.0
Net income attributable to general partner	8.9	3.9	16.5	7.0
Net income allocable to limited partners	46.3	15.9	76.6	25.3
Net income (loss) attributable to Targa Resources Partners LP	$55.2	$16.7	$93.1	$59.3

Basic and diluted net income per limited partner unit	$0.55	$0.23	$0.92	$0.37
Basic and diluted weighted average limited partner units outstanding	84.8	68.0	83.5	67.7

TARGA RESOURCES PARTNERS LP
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED CASH FLOW INFORMATION
(In millions)
	Six Months Ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$113.8	$72.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization in interest expense	5.7	2.6
Compensation on equity grants	0.8	0.2
Interest expense on affiliate and allocated indebtedness	-	25.5
Depreciation and other amortization expense	87.2	85.0
Accretion of asset retirement obligations	1.8	1.6
Deferred income tax expense	1.5	0.6
Equity in earnings of unconsolidated investment, net of distributions	-	(0.8)
Risk management activities	4.0	(15.1)
Changes in operating assets and liabilities:	37.9	6.2
Net cash used by operating activities	252.7	178.6
CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(135.7)	(45.8)
Proceeds from sale of assets	-	0.2
Business acquisition	(29.0)	-
Investment in unconsolidated affiliate	(6.0)	-
Unconsolidated affiliate distributions in excess of accumulated earnings	0.6	-
Other, net	-	1.9
Net cash used in investing activities	(170.1)	(43.7)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	611.0	635.8
Repayments of credit facility	(1,178.3)	(385.2)
Proceeds from issuance of senior notes	325.0	-
Cash paid on note exchange	(27.7)	-
Repayment of affiliated and allocated indebtedness	-	(332.8)
Proceeds from equity offerings	304.3	142.7
Costs incurred in connection with financing arrangements	(6.2)	-
Contributions from parent	5.0	(87.2)
Distributions to unitholders	(108.6)	(77.6)
Distributions under common control	-	(24.2)
Contributions from noncontrolling interest	1.3	-
Distribution to noncontrolling interests	(11.6)	(11.2)
Net cash provided in financing activities	(85.8)	(139.7)
Net change in cash and cash equivalents	(3.2)	(4.8)
Cash and cash equivalents, beginning of period	76.3	90.9
Cash and cash equivalents, end of period	$73.1	$86.1

TARGA RESOURCES CORP.
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

REVENUES	$1,727.7	$1,240.1	$3,345.8	$2,723.7
Costs and expenses:
Product purchases	1,477.2	1,057.9	2,877.8	2,355.6
Operating expenses	71.6	61.9	137.6	124.2
Depreciation and amortization expenses	45.3	43.9	88.7	86.7
General and administrative expenses	35.1	28.0	69.7	54.0
Total costs and expenses	1,629.2	1,191.7	3,173.8	2,620.5
INCOME FROM OPERATIONS	98.5	48.4	172.0	103.2
Other income (expense):
Interest expense, net	(28.0)	(26.4)	(56.5)	(53.9)
Equity in earnings of unconsolidated investment	1.3	2.4	3.0	2.7
Gain (loss) on debt repurchases	-	-	-	(17.4)
Gain on early debt extinguishment	-	(10.2)	-	18.7
Gain (loss) on mark-to-market derivative instruments	(3.2)	-	(3.2)	(0.3)
Other income (expenses)	-	0.1	(0.1)	0.2
Income before income taxes	68.6	14.3	115.2	53.2
Income tax (expense) benefit:	(5.3)	(6.9)	(11.1)	(9.9)
NET INCOME	63.3	7.4	104.1	43.3
Less: Net income attributable to noncontrolling interests	52.8	19.0	86.8	33.0
NET INCOME (LOSS) ATTRIBUTABLE TO TARGA RESOURCES CORP.	10.5	(11.6)	17.3	10.3
Dividends on Series B preferred stock	-	(2.4)	-	(7.0)
Dividends on common equivalents	-	(177.8)	-	(177.8)
Net income (loss) available to common shareholders	$10.5	$(191.8)	$17.3	$(174.5)

Net income (loss) available per common share - basic	$0.26	$(48.10)	$0.42	$(21.36)
Net income (loss) available per common share - diluted	$0.25	$(48.10)	$0.42	$(21.36)
Weighted average shares outstanding - basic	41.0	4.0	41.0	8.2
Weighted average shares outstanding - diluted	41.4	4.0	41.3	8.2

TARGA RESOURCES CORP.
FINANCIAL SUMMARY (unaudited)
KEY TARGA RESOURCES CORP. BALANCE SHEET ITEMS
(In millions)

June 30, 2011

Cash and cash equivalents:
TRC Non-Partnership	$81.6
Targa Resources Partners	73.1
Total cash and cash equivalents	$154.7
Long-term Debt:
TRC Non-Partnership	$89.3
Targa Resources Partners	1,176.5
Total long-term debt	$1,265.8